Exhibit No. 7.1
Form 10-K - 2000
Headway Corporate Resources, Inc.
SEC File No. 1-16025

                  THIRD SUPPLEMENTAL INDENTURE

          Third Supplemental Indenture, dated as of January 8, 2001, to the Indenture dated as of March 19, 1998, between Headway Corporate Resources, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, N.A., as trustee (the "Trustee"), as amended by a First Supplemental Indenture, dated as of October 28, 1998 and a Second Supplemental Indenture dated as of May 10, 1999 (as amended to date, the "Indenture").

                             RECITAL

          The Indenture provides that the Company and the Trustee may, with the consent of the Holders of at least 70% of the outstanding principal amount of the Company's Increasing Rate Senior Subordinated Notes due 2006 (the "Securities"), enter into a Supplemental Indenture for the purpose of amending any provision (with certain exceptions not relevant hereto) of the
Indenture with respect to the Securities. The Company has received signed consents of the Holders of at least 70% of the outstanding principal amount of the Securities approving the substance of this Third Supplemental Indenture.

          NOW, THEREFORE, the parties agree as follows for their mutual benefit and for the equal and ratable benefit of the Holders of the Securities:

          1. Capitalized terms not defined herein shall have the meanings given to them in the Indenture.

          2. Paragraph 1 of the Securities, Interest, is hereby amended by deleting the references therein to "twelve (12%) percent" and "fourteen (14%) percent" and substituting therefor "thirteen (13%) percent" and "fifteen (15%) percent", respectively.

          3.     Section   4.23   of   the   Indenture,   Certain
Consolidated Ratios, is hereby amended by deleting paragraph (b) thereof in its entirety and replacing it with the following:

               "(b) permit the Consolidated Fixed Charge Ratio as of the end of each four quarter period ending during the applicable period or on the applicable date set forth below to be less than that ratio set forth opposite each such period or date:

                                   Consolidated Fixed Charge
         Period Date              Ratio Must Not be Less Than

September 30, 2000 through and
including June 30, 2001                  1.00 to 1.00

September 30, 2001                       1.05 to 1.00

December 31, 2001                        1.15 to 1.00

March 31, 2002 and thereafter            1.35 to 1.00; and"


          4.    Representations  and  Warranties.   In  order  to
induce   the  Trustee  to  enter  into  this  Third  Supplemental
Indenture, the Company represents and warrants to the Trustee and the Holders as follows:

     (A) The representations and warranties made by the Company in Section 5 of the Securities Purchase Agreement are true and correct on and as of the date hereof;

     (B) There has been no material adverse change in the condition, financial or otherwise, of the Company and its Subsidiaries, taken as whole, since the most recent financial reports of the Company received by the Trustee under Section 4.08 of the Indenture;

     (C) The business and properties of the Company and its Subsidiaries, taken as a whole, are not, and since the most recent financial report of the Company and it Subsidiaries received by the Trustee under Section 4.08 of the Indenture, have not been, materially adversely affected in any substantial way as the result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo, riot, activities of armed forces, war or acts of God or the public enemy, or cancellation or loss of any major contracts; and

     (D) No event has occurred and is continuing which constitutes, and no condition exists which upon the consummation of the transaction contemplated hereby would constitute, a Default or an Event of Default under the Indenture as amended hereby which has not been waived and consented to hereby.

          5. The Third Supplemental Indenture is an indenture to and in implementation of the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read together.

          6. The Trustee accepts the trusts created by the Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this Third Supplemental Indenture.

          7. The Indenture as amended and supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved and shall remain in full force and effect according to its terms.

          8. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          9.     The   provisions  of  this  Third   Supplemental
Indenture will take effect immediately upon its execution and delivery by the Trustee.

          10.    This  Third  Supplemental  Indenture  shall   be
governed by the internal laws of the State of New York, without regard to its principles of conflicts of laws.

          11. If any provision of this Third Supplemental Indenture shall be declared by a court of competent jurisdiction to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this Third Supplemental Indenture, nor shall any party have liability to the other parties as a result of such unenforceable, invalid or void provision.

  (Signature page to the Third Supplemental Indenture follows)

          IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

                                   Headway  Corporate  Resources, Inc.


                                   By:______________________________
                                        Name:
                                        Title:
Attest:   _________________________
     Name:
     Title:


                                   State Street Bank and Trust Company, N.A.
                                   as Trustee,


                                   By:______________________________
                                        Name:
                                        Title:


Attest:   _________________________
     Name:
     Title